Exhibit 10.2

AMENDMENT NO. 1

TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (this “Amendment”) is made and entered into by and between Veritas DGC Inc., a Delaware corporation (hereinafter referred to as “Employer” or “Veritas”), and Thierry Pilenko, an individual currently resident in Houston, Texas (hereinafter referred to as “Employee”), effective as provided below.

W I T N E S S E T H:

WHEREAS, Employee and Employer entered into an Employment Agreement dated effective as of January 26, 2004 (the “Agreement”);

WHEREAS, Employer may be acquired pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 4, 2006, by and among Employer, Compagnie Générale de Géophysique (“CGG”), and certain of CGG’s affiliates, provided that the shareholders of CGG and Employer approve of such acquisition and certain other conditions, as described in the Merger Agreement, are met;

WHEREAS, subject to and conditioned upon the occurrence of the Closing (as defined in the Merger Agreement), Employer and Employee have agreed to make certain modifications to the Agreement to change the time and form of payment of benefits under the Agreement and to otherwise cause the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”);

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, but subject to and conditioned upon the occurrence of the Closing (as defined in the Merger Agreement), Employer, Employee and CGG agree as follows, effective as of December 27, 2006:

Section 1. Amendment of Agreement.

1.             Paragraph (a) of Section 5 of the Agreement entitled “Termination” shall be deleted and the following shall be substituted therefor:

(a)           Employee’s employment with Employer hereunder will terminate upon the first to occur of the following:

(1)           The death or “Disability” (as defined in Section 5(b) hereof) of Employee;

(2)           Employer terminates such employment for any reason;

(3)           Employee terminates such employment for any reason; or

(4)           January 15, 2007.

2.             Notwithstanding anything to the contrary in the Agreement, from and after the Closing under the Merger Agreement, Employee shall not be entitled to any special benefits in connection with the termination of his employment for Good Reason and any decision by Employer to terminate Employee’s employment for Cause shall not impact the compensation and benefits payable to Employee pursuant to this Agreement.  Consequently, all references to Good Reason and Cause terminations within the Agreement are hereby deleted and Paragraphs (c), (d), (e) and (f) of Section 5 of the Agreement entitled “Termination” shall be deleted and the following shall be substituted therefor:

(c)-(e)                     [Intentionally omitted.]

(f)            As used in this Agreement, “Date of Termination” means the date of the termination of Employee’s employment with Employer.

3.             Section 6 of the Agreement entitled “Effect of Termination” shall be renamed “Effect of Termination and Change in Control Benefits” and Paragraphs (a), (b) and (c) of Section 6 shall be deleted and the following shall be substituted therefor:

(a)           Upon termination of Employee’s employment by Employer or Employee for any reason, or due to the death or Disability of Employee, all compensation and benefits will cease upon the Date of Termination other than: (i) those benefits that are provided by retirement and benefit plans and programs specifically adopted and approved by Employer for Employee that are earned and vested by the Date of Termination, (ii) as provided in Section 10, (iii) Employee’s Base Salary through the Date of Termination; (iv) any incentive compensation due Employee if, under the terms of the relevant incentive compensation arrangement, such incentive compensation was due and payable to Employee on or before the Date of Termination; (v) medical and similar benefits the continuation of which is required by applicable law or provided by the applicable benefit plan; and (v) the payments and benefits contemplated by Section 6(d) of the Agreement (to the extent not previously paid).

(b) – (c)  [Intentionally omitted.]

4.             Paragraph (d) of Section 6 of the Agreement entitled “Effect of Termination and Change in Control Benefits” shall be deleted and the following shall be substituted therefor:

(d)           If a “Change in Control” (as defined in Section 6(f) hereof) shall have occurred, on the date of the occurrence of the Change in Control (the “CIC Date”), Employer will pay or provide to Employee:

(1)           a lump sum cash payment equal to three (3) times the sum of:

(i)                                     Employee’s Base Salary at the highest annual rate in effect  on or before the CIC Date plus

(ii)                                  An amount equal to the greatest of:

(A)                              the average of the incentive bonuses paid to Employee for the last three (3) full fiscal years of Employer ending before the CIC Date of Termination;

(B)                                the incentive bonus paid to Employee for the last full fiscal year of Employer ending before the CIC Date; or

(C)                                an amount equal to Employee’s Base Salary described in Section 6(d)(1)(i) multiplied by Employee’s target percentage under the Key Contributor Incentive Compensation Plan or other replacement incentive or bonus plan of Employer for the fiscal year which includes the CIC Date;

(2)           a lump sum cash payment (the “CIC Medical Payment”) equal to the sum of:

(i)                                     an amount equal to (A) eighteen (18), multiplied by (B) the amount of the applicable monthly COBRA premium (determined based upon the applicable COBRA premium rate in effect immediately after the Date of Termination) Employee would pay if Employee elected under COBRA to maintain coverage identical to the coverage Employee (and, if applicable, his spouse and/or dependents) had under such plan immediately prior to the Date of Termination; plus

(ii)                                  an amount equal to the excess of (A) an amount determined by dividing (1) the amount determined under Section 6(d)(2)(i) above, by (2) one (1) minus the sum of the following which shall be determined for the calendar year that includes the date of payment of the CIC Medical Payment and shall be expressed as a decimal:  (i) the highest marginal U.S. federal income tax rate applicable to individuals for such calendar year, plus (ii) the highest foreign, state, provincial and/or local individual income tax rate or rates, if any, to which the CIC Medical Payment is subject for such calendar year (which shall be determined based on the assumption that Employee pays income tax to any such foreign, state, provincial or local jurisdiction at the highest marginal rate of income tax imposed by such jurisdiction on individuals), plus, (iii) the Hospital (Medicare) Insurance tax rate under Section 3101(b) of the Code (or any corresponding successor statute) for such calendar year, over (B) the amount determined under Section 6(d)(2)(i) above.

(3)           the following shall occur immediately upon the CIC Date and regardless of whether Employee’s employment with Employer is terminated on such date:

(i)                                     each option to acquire Common Stock or other equity securities of Employer held by Employee immediately prior to such Change in Control shall become fully exercisable, regardless of whether or not the vesting conditions set forth in the relevant stock option agreement have been satisfied in full; and

(ii)                                  all restrictions on any restricted Common Stock or other equity securities of Employer granted to Employee prior to such Change in Control shall be removed and such Common Stock or other equity securities shall be freely transferable (subject to applicable securities laws), regardless of whether the conditions set forth in the relevant restricted stock agreements have been satisfied in full; provided, however, that notwithstanding the foregoing, the restrictions on the restricted Common Stock granted to Employee pursuant to that certain Restricted Share Award Agreement dated October 6, 2006 between Veritas and Employee (the “2006 LTIP Restricted Stock Award”) shall not be removed and shall remain in effect in accordance with their terms.  With respect to the 2006 LTIP Restricted Stock Award, the parties acknowledge and agree that (1) the impending termination of the Employee’s employment with Veritas and, after the Closing under the Merger Agreement, CGG, and their affiliates constitutes Good Reason within the meaning of such award agreement, (2) upon the termination of the Employee’s employment with Veritas or CGG, as applicable, the Forfeiture Restrictions (as defined in such award agreement) shall immediately lapse, and (3) CGG shall not, and shall cause its affiliates not to, assert that any act or omission of the Employee on or after the Closing Date under the Merger Agreement shall constitute Cause for termination of the Employee’s employment within the meaning of such award agreement.

(4)           For sake of clarity, except to the extent provided in Section 6(d)(3) above with regard to the 2006 LTIP Restricted Stock Award, the parties agree that the payments and benefits to be provided pursuant to this Section 6(d), shall not be conditioned upon a termination of Employee’s employment with Employer or the continued employment of Employee with Employer or any of its affiliated companies (including, after the Mergers (as defined in the Merger Agreement), CGG or any of its affiliated companies), and shall be conditioned solely upon the occurrence of a Change in Control.

As a condition to making the payments specified in this Section 6(d), Employer will require that Employee execute a release of all claims Employee may have against Employer at the time of such payment.  Such release will be in substantially the same form as Exhibit A attached hereto.

5.             The first Sentence of Section 8 of the Agreement entitled “Expenses of Enforcement” shall be deleted and the following shall be substituted therefor:

Upon demand by Employee made to Employer, Employer shall reimburse Employee for the reasonable expenses (including attorneys’ fees and expenses) incurred by Employee after a Change in Control in enforcing or seeking to enforce the payment of any amount or other benefit to which Employee shall have become entitled under this Agreement, including, but not limited to, those incurred in connection with any arbitration concerning same initiated pursuant to Section 14 (regardless of the outcome of such arbitration).

6.             Paragraph (b) of Section 12 of the Agreement entitled “Non-Competition; Non-Solicitation; No Hire” shall be deleted and the following shall be substituted therefor:

(b)           [Intentionally Omitted.]

7.             A new Paragraph (f) of Section 12 of the Agreement entitled “Non-Competition; Non-Solicitation; No Hire” shall be added to read:

(f)            If Employee fails to comply with the restrictions set forth in Section 12(a) at any time during the Non-Compete Period without the prior consent of Employer, then Employee shall pay to Employer an amount equal to the product of (1) fifty percent (50%) of the amount previously paid to Employee pursuant to Section 6(d)(1), multiplied by (2) a fraction, the numerator of which is the number of full months in the period beginning on the date Employee violated the covenant not to compete set forth in Section 12(a) and ending on the last day in the Non-Compete Period, and the denominator of which is eighteen (18) (such payment, the “Clawback Payment”).  The Clawback Payment shall be paid by Employee to Employer in a single cash payment within thirty (30) days following the date Employer notifies Employee in writing of the violation of the covenant not to compete set forth in Section 12(a); provided, however, in the event there is a dispute between Employee and Employer regarding whether the covenant not to compete was violated or the date on which the covenant was violated, the Clawback Payment shall be paid by Employee to Employer within thirty (30) days following the date such dispute is resolved pursuant to Section 14(a) or otherwise.

8.             New paragraphs (e) through (h) shall be added to Section 13 of the Agreement entitled “Miscellaneous” as follows:

(e)           In the event of Employee’s death following the CIC Date, all amounts otherwise payable to Employee pursuant to this Agreement shall be payable to Employee’s spouse if she is then living or otherwise to the executor or administrator of Employee’s estate or to his heirs at law if there is no administration of Employee’s estate.

(f)            Notwithstanding anything to the contrary in this Agreement, except for payments of the compensation and benefits otherwise payable pursuant to Section 2, no compensation or benefits shall be payable under this Agreement prior to January 1, 2007.

(g)           The payments described in this Agreement shall be paid in accordance with and subject to the limitations of Section 409A of the Code and the guidance promulgated pursuant thereto, to the extent applicable. In the event that any provision of this Agreement would cause any compensation or benefits to Employee to become subject to the tax under Section 409A of the Code, Employee and Employer shall amend this Agreement in a mutually agreeable manner intended to avoid the application of such tax to the extent possible.

(h)           Employee acknowledges and agrees that he shall not be entitled to any severance benefits in connection with the termination of his employment with Veritas (or, after the Closing under the Merger Agreement, CGG) or either of their affiliates, whether under this Agreement, or any other agreement, plan, policy or program of Veritas, CGG or their respective affiliates under which Employee may otherwise be eligible to receive benefits, and that the benefits pursuant to Section 6(d) of this Agreement shall be Employee’s exclusive benefits payment relating to the Change in Control of Veritas that occurs upon the Closing under the Merger Agreement.  Notwithstanding the foregoing, from and after the date of this Agreement, the parties acknowledge and agree that Employee shall be entitled to receive all benefits and rights under (1) any equity compensation awards made by Veritas or CGG, (2) base salary, bonuses and vacation entitlements accruing after the date hereof and any such amounts as are unpaid that have accrued and become payable prior to the date hereof, and (3) as otherwise provided under the terms of the Veritas’ or CGG’s retirement and welfare benefit plans (other than any agreements, plans or policies providing for severance benefits).

Section 2. Effect of Amendment.

Except as expressly provided in this Amendment, the Agreement remains unchanged and in full force and effect.  This Amendment shall be of no force or effect if the Closing under the Merger Agreement does not occur.

Section 3. Assumption by CGG.

By its execution of this Amendment, pursuant to Section 11(c) of the Agreement, and conditioned upon the occurrence of the Closing under the Merger Agreement, CGG , the ultimate Parent Company, hereby agrees to assume and perform the obligations of the Employer through one or more of its subsidiaries including Volnay Acquisition Co. I and Volnay Acquisition Co. II, pursuant to the Agreement for periods from and after the CIC Date, including without limitation, the obligation to provide the payments and benefits pursuant to Section 6(e).

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Amendment effective as provided above.

EMPLOYER:

VERITAS DGC INC.

By:
David K. Work
Director
Chairman-Compensation Committee

EMPLOYEE:

Thierry Pilenko

CGG:

COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE

By:
Robert Brunck
Chairman and Chief Executive Officer

EXHIBIT A

TO

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

RELEASE AGREEMENT

In consideration of the Change in Control benefits referenced in Section 1 of Amendment No. 1 to Employment Agreement, dated as of December 27, 2006, by and between Veritas DGC Inc., (“Veritas”), and Thierry Pilenko, (hereinafter referred to as “Employee”), this Release Agreement (this “Agreement”) is made and entered into by and between Compagnie Générale de Géophysique (“CGG”), as successor in interest to Veritas pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 4, 2006, by and among Veritas, CGG, and certain of CGG’s affiliates, provided that the shareholders of CGG and Veritas approve of such acquisition and certain other conditions, as described in the Merger Agreement, are met.

By signing this Agreement, Employee and CGG agree as follows:

1.               Purpose.  The purpose of this Agreement is to provide for the orderly termination of the employment relationship between the parties, and to voluntarily resolve any actual or potential disputes or claims that Employee has or might have, as of the date of Employee’s execution of this Agreement, against CGG and CGG’ owners, parents, subsidiaries, and affiliates, and each of their respective directors, officers, employees, agents, attorneys, representatives, assigns, and employee benefit plans (hereinafter collectively referred to as the “Released Parties”).  Neither the fact that this Agreement has been proposed or executed, nor the terms of this Agreement, are intended to suggest, or should be construed as suggesting, that the Released Parties have acted unlawfully or violated any federal, state or local law or regulation, or any other duty, policy or contract.

2.               Termination of Employment.  Effective January 15, 2007 (the “Termination Date”), Employee’s employment with Veritas terminated.

3.              Termination Benefits.  In consideration for Employee’s execution of, and required performance under, this Agreement, CGG shall provide Employee with the Termination Benefits (as such term is defined in the Employment Agreement), which benefits Employee would not otherwise have received, or been entitled to receive, other than those benefits that are required to be paid or provided under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or other laws.  All Company perquisites ceased upon the Termination Date, and all payments hereunder shall be net of applicable federal, state and local taxes as required by law.

4.              Waiver of Additional Compensation or Benefits.  The Termination Benefits to be paid to Employee under Section 3 above constitute the entire amount of compensation and consideration due to Employee under this Agreement or any other agreement, policy, plan or arrangement of CGG providing for severance or separation benefits, and Employee acknowledges that he has no right to seek, and will not seek, any additional or different compensation or consideration for executing or performing under this Agreement.

Notwithstanding any provision in this Agreement to the contrary, this Agreement does not replace, reduce or waive any rights Employee has under the Employment Agreement or with respect to vested and accrued benefits under any incentive or equity participation plan of CGG or its Affiliates, and other applicable plans, if any.

5.              Neutral Employment Reference.  CGG shall provide a neutral employment reference to any potential employers that consider the employment of Employee and that seek information concerning the reasons for the departure of Employee.  CGG will provide to any such potential employers the identity of the positions held by Employee and the dates of Employee’s employment with Veritas.

6.              Tax Consequences.  CGG has made no representations to Employee regarding the tax consequences of any Termination Benefit received by Employee under this Agreement.  To the extent that any payments or benefits provided hereunder are considered deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), CGG intends for this Agreement to comply with the standards for nonqualified deferred compensation established by Section 409A of the Code (the “409A Standards”).  To the extent that any terms of this Agreement would subject Employee to gross income inclusion, interest or an additional tax pursuant to Section 409A of the Code, those terms are to that extent superseded by the 409A Standards.  CGG reserves the right to amend the timing of any payments to be made hereunder in accordance with the 409A Standards.

7.              Certain Continuing Obligations.  Employee acknowledges and agrees that the provisions of Articles 3 and 12 of the Employment Agreement shall survive the termination of the employment relationship, the termination of the Employment Agreement and the execution of this Agreement, and Employee shall continue to honor his post-employment obligations set forth in such provisions of the Employment Agreement.

8.              Employee Representations.  Employee expressly acknowledges and represents, and intends for CGG to rely upon his representations that he:

(1)          Has not filed any complaints, claims or actions against CGG with any court, agency, or commission regarding the matters encompassed by this Agreement and that he will not do so at any time in the future, and that if any court or agency assumes jurisdiction of any complaint, claim or action against CGG on behalf of Employee, he will direct that court or agency to withdraw from or dismiss with prejudice the matter.

(2)          Understands that he is, by entering into this Agreement, releasing the Released Parties, including CGG, from any and all claims he may have against them under federal, state, or local laws, which have arisen on or before the date of execution of this Agreement.

(3)          Understands that he is, by entering into this Agreement, waiving all claims that he may have against the Released Parties under the federal Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement.

(4)          Has reviewed all aspects of this Agreement, and has carefully read and fully understands all of the provisions and effects of this Agreement.

(5)          Has been, and is hereby, advised in writing to consult with an attorney before signing this Agreement.

(6)          Is knowingly and voluntarily entering into this Agreement, and has relied solely and completely upon his own judgment and, if applicable, the advice of his attorney in entering into this Agreement.

(7)          Is not relying upon any representations, promises, predictions, projections, or statements made by or on behalf of any Released Party, other than those that are specifically stated in this written Agreement.

(8)          Does not waive rights or claims that may arise after the date this Agreement is signed.

9.              Release.

(a) Except as specifically provided in Section 9(b) of this Agreement, Employee, on behalf of himself and his heirs, executors, administrators, successors and assigns, hereby fully and forever releases, acquits and discharges CGG from all claims, demands, actions, lawsuits, grievances, and obligations of any nature whatsoever that the Employee has or might have against CGG, or that might be assigned by the Employee, as of the date that this Agreement is executed by Employee.  The claims Employee is releasing include all of the following:

•                                          Any claims under the Employment Agreement;

•                                          Any claims under any bonus or incentive plans;

•                                          Any claims for tortious action or inaction of any sort (“tortious action or inaction” means, among other things, claims for such things as negligence, fraud, libel, or slander);

•                                          Any claims arising under the Age Discrimination in Employment Act of 1967 as amended (29 U.S.C. § 621, et seq.)  (the Age Discrimination in Employment Act of 1967 prohibits, in general, discrimination against employees on the basis of age);

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•                                          Any claims arising under Title VII of the Civil Rights Act of 1964 as amended (42 U.S.C. § 2000e, et seq.), or the Texas Commission on Human Rights Act (Texas Labor Code § 21.001, et seq.)  (both of these statutes, in general, prohibit discrimination in employment on the basis of race, religion, national origin or gender);

•                                          Any claims arising under the Americans with Disabilities Act of 1990, as amended (42 U.S.C. § 12101, et seq.)  (the Americans with Disabilities Act of 1990 prohibits, in general, discrimination in employment on the basis of an employee’s or applicant’s disability);

•                                          Any claims arising under Texas Labor Code Sections 451.001, et seq. for retaliation or discrimination in connection with a claim for workers’ compensation benefits;

•                                          Any claims for breach of contract, wrongful discharge, constructive discharge, retaliation, or conspiracy; and

•                                          Any claims relating to Employee’s employment or termination of his employment including any and all claims for damages, costs, salary, wages, termination pay, severance pay, vacation pay, commissions, expenses, allowances, insurance, or any other benefit arising out of Employee’s employment with Veritas, with the exception of those benefits specifically excluded below in this Section 4.

(b)                                 The release contained in this Section 9(a) will not affect any of the following:

•                                          Any claim by Employee under this Agreement;

•                                          Employee’s rights to indemnity, if any, under (i) any written indemnity agreement by and between Veritas and Employee in effect on the Separation Date, (ii) any policy of insurance maintained by Veritas covering directors’ and officers’ liability; (iii) the certificate of incorporation, bylaws or other organizational documents of Veritas (x) as in effect on the Separation Date, or (y) as the same may be subsequently changed, but in the case of this clause (y) only to the extent any such changes shall enlarge the rights of a party seeking indemnity;

•                                          Employee’s rights or benefits under Veritas’ 401(k) retirement savings plan, Veritas’ Employee Stock Purchase Plan, or any pension or retirement plan in which Employee is a participant on the Separation Date  (Employee’s rights and benefits will be determined by the applicable plan documents);

•                                          Employee’s right to elect continued health and/or dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”);

•                                          Employee’s right to exercise any options to purchase Veritas DGC Inc. common stock in accordance with the terms of the applicable stock option grant, including any terms of the grant modified by Paragraph f) of the Letter Agreement;

•                                          Any other benefit to which Employee may be entitled under any other health or benefit plan in accordance with the applicable plan documents; or

•                                          Employee’s rights under any workers’ compensation statue; the Jones Act, 46 U.S.C. Appx. §688, as amended; general maritime law or similar laws; and any other right Employee may have with respect to bodily injury.

10.       Twenty-One Days to Consider Offer of Termination Benefits.  Employee shall have, and by signing this Agreement Employee acknowledges and represents that he has had, the opportunity to take at least twenty-one (21) days after the date this Agreement is executed by CGG to consider whether to elect to sign this Agreement, and to thereby waive and release the rights and claims addressed in this Agreement.  Although Employee may sign this Agreement prior to the end of the 21-day period, Employee may not sign this Agreement on or before the Termination Date.  In addition, if Employee signs this Agreement prior to the end of the 21-day period, Employee shall be deemed, by doing so, to have certified and agreed that the decision to make such election prior to the expiration of the 21-day period of time is knowing and voluntary and was not induced by CGG through:  (a) fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the end of the 21-day period; or (b) an offer to provide different terms or benefits in exchange for signing the release prior to the expiration of the 21-day period.  Employee is advised to consult with an attorney with regard to his entry into this Agreement.

11.       Seven Day Revocation Period.  Employee may revoke this Agreement at any time within seven (7) days after he signs it.  To revoke the Agreement, Employee must deliver written notification of such revocation to the attention of                                   , [Vice President Human Resources], within seven (7) days after the date

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Employee signs this Agreement.  Employee further understands that if he does not revoke the Agreement within seven (7) days following its execution (excluding the date of execution), it will become effective, binding, and enforceable.

12.       Release by CGG. Provided that Employee executes this Agreement and does not revoke this Agreement as provided in Section 11 above, CGG, on behalf of itself and its successors and assigns, hereby fully and forever releases, acquits and discharges Employee from all claims, demands, actions, lawsuits, grievances, and obligations of any nature whatsoever that CGG has or might have against Employee as of the date this Agreement is executed by CGG arising from or in any way connected with or related to Employee’s past service as an officer, director, employee, or agent of CGG or any of its subsidiaries; provided, however, that such release (a) shall not apply to any claims, demands, actions, lawsuits, grievances or causes of action that CGG may have against Employee for past conduct that constitutes fraud or willful misconduct, (b) shall not serve to waive or release any rights or claims of CGG that may arise after the date this Agreement is executed, and (c) shall not affect any future obligation which Employee may have to CGG under the terms of this Agreement or the Employment Agreement.

13.       Entire Agreement.  This Agreement sets forth the entire agreement of Employee and CGG fully supersedes and replaces any and all prior agreements or understandings, written or oral, between CGG and Employee pertaining to the subject matter of this Agreement.

14.       Miscellaneous.  Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be illegal, invalid or unenforceable, all remaining provisions of this Agreement shall otherwise remain in full force and effect and be construed as if such illegal, invalid, or unenforceable provision has not been included herein.

It is further understood and agreed that if a violation of any term of this Agreement is asserted, the party who asserts such violation will have the right to seek specific performance of that term and/or any other necessary and proper relief as permitted by law, including but not limited to, damages from any court of competent jurisdiction, and the prevailing party shall be entitled to recover its reasonable costs and attorney’s fees.

Nothing in this Agreement will be construed to prevent Employee from challenging the validity of this Agreement under the Age Discrimination in Employment Act or Older Workers’ Benefit Protection Act.  Employee further understands and agrees that if he or someone acting on his behalf files, or causes to be filed, any such claim, charge, complaint, or action against CGG and/or other entities, he expressly waives any right to recover any damages or other relief, whatsoever from CGG and/or other entities including costs and attorneys’ fees.

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15.       Choice of Law.  This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the state of Texas without regard to principles of conflict of laws.

COMPAGNIE GÉNÉRALE DE GÉOPHYSIQUE

By:

[Vice President, Human Resources]

Dated this day of , 20

EMPLOYEE

By:
Thierry Pilenko

Dated this day of , 20

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